Pricing Supplement No. 147 Dated November 19, 1997
(To Prospectus and Prospectus Supplement                Rule 424(b)(3)
Dated October 24, 1996)                             Registration Statement
                                                        No. 33-64237




                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $25,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.75% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                   November 24, 1997

Principal Amount:             $25,000,000

Interest Rate Basis:          LIBOR having an Index Maturity of three months
                              plus 7 basis points, except that the Interest
                              Rate for the period from and including November
                              24, 1997 to but excluding February 27, 1998 shall be 5.945% per annum.

Interest Reset Dates:         Quarterly on the 27th day of the months of
                              February, May, August and November, beginning
                              February 27, 1998.


Interest Payment Dates:       Quarterly on the 27th day of the months of
                              February, May, August and November, beginning
                              February 27, 1998, and at Maturity.

Stated Maturity:              November 27, 2000

Reference Agent:              The Chase Manhattan Bank



                               GOLDMAN, SACHS & CO.